                           OPTION PURCHASE AGREEMENT


                      THIS AGREEMENT is made this 28th day of February, 2000, between GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("GEC"), GOTHIC PRODUCTION COMPANY, an Oklahoma corporation ("GPC" and, jointly and severally with GEC, the "Buyer"), and CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, an Oklahoma limited partnership, successor in interest by merger to Chesapeake Gothic Corp. (the "Seller").

                               R E C I T A L S :

                      WHEREAS, the Seller owns (a) 61,007.474 shares of GEC's Senior Redeemable Preferred Stock, Series B, $0.05 par value per share, (b) the right to receive accrued and unpaid dividends on such Preferred Stock payable in kind, and (c) 2,394,125 shares of GEC's Common Stock, $0.01 par value per share (collectively, the "GEC Securities");

                      WHEREAS, the Seller and one or more of the wholly owned subsidiaries of Chesapeake Energy Corporation (collectively, the "CEC Parties"), and the Buyer and the Buyer's affiliated entities (collectively, the "Gothic Parties") are parties to that certain Sale and Participation Agreement dated as of March 31, 1998, as amended (the "Participation Agreement") pursuant to which: (a) the Seller acquired an undivided fifty percent (50%) interest in certain oil, gas and related assets from the Gothic Parties, (b) the CEC Parties and the Gothic Parties provided for the maintenance, joint development and operation of the Existing Acreage, the Related Interests and the Acquisition Acreage (as those terms are defined in the Participation Agreement), and (c) an area of mutual interest was created among the CEC Parties and the Gothic Parties covering lands located in the States of Arkansas, Kansas, New Mexico (excluding the Pecos Slope Acreage), Oklahoma and Texas;

                      WHEREAS, the Buyer desires to purchase an option to acquire all of the Seller's GEC Securities (the "Option") pursuant to the Option Agreement in the form at Schedule "A" attached as a part hereof (the "Option Agreement") which the Seller is willing to sell to the Buyer in exchange for certain modifications to the Participation Agreement and the performance of certain other agreements and documents set forth herein, all subject to the terms and conditions set forth in this Agreement;

                      WHEREAS, one or more of the Discount Noteholders (as hereinafter defined) have made the execution and delivery of this Agreement and the Option a condition precedent to the Discount Noteholders entering into agreements to convert the debt held by such parties to equity of the Buyer.

                      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:





                                                                 Exhibit "99.2"
                                                              Page 1 of 9 Pages





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2.       Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell the Option and the Buyer hereby agrees to purchase the Option and perform the Purchase Consideration.

3. Purchase Consideration. Upon satisfaction or waiver of the conditions precedent set forth in paragraph 3 hereof in accordance with the terms thereof, and in consideration for the sale of the Option to the Buyer and as a condition precedent to the effectiveness of such grant, the Buyer will cause the Gothic Parties to take the following actions (the"Purchase Consideration") on the Closing Date (as hereinafter defined):

         3.1 Operations. The Gothic Parties will take all actions necessary to turn over to the CEC Parties operations on: (a) the wells identified at Schedule "2.1" attached as a part hereof; and (b) all wells which have been or are currently being developed under the Participation Agreement and all other wells now or hereafter proposed which are located in:
                  (i) Meade and Clark Counties, Kansas, and (ii) Texas, Beaver, Harper, Ellis, Woods, Woodward, Dewey, Major, Blaine (Township 19N only), Custer, Grady, Pittsburg, Haskell, Latimer (except for Sections 19-36 of Township 3N Range 20E) and LeFlore Counties, Oklahoma, by permanently resigning as operator and waiving any rights under the Participation Agreement to become operator of such wells in the future. On the Closing Date the Gothic Parties will execute and deliver resignation of operator letters in form and substance satisfactory to the Seller and will vote all of the Gothic Parties' interests in such properties for the Chesapeake Parties as successor operator (the "Operator Documents").

         3.2 Extensions and Right of First Refusal. The Gothic Parties take all actions necessary to: (a) extend the term of the reassignment obligation under paragraph 1.3 of the Participation Agreement until April 30, 2006; (b) extend the Termination Date (as defined in paragraph 14 of the Participation Agreement) until April 30, 2006, for the portion of the Participation Area included in the States of Arkansas, Kansas and Oklahoma and the portion of the State of Texas located north of latitude 34(degrees)N; (c) amend the default and remedies provisions under paragraph 13 of the Participation Agreement; and (d) grant the CEC Parties preferential purchase and related rights with respect to sales of assets covered by the Participation Agreement. In order to evidence such extension, the parties will execute and deliver the Amendment Documents (as defined below) simultaneously with the execution of this Agreement.

4. Conditions Precedent to Option Grant. Unless waived in writing by the Buyer and the Seller, the sale of the Option pursuant to this Agreement is subject to the satisfaction of all of the following conditions precedent on or before March 14, 2000 (the "Condition Satisfaction Period"), unless extended in writing by the Seller:

         4.1 Authorization. The terms of this Agreement and the Option will have been duly authorized by the respective Boards of Directors of the Buyer and the Seller.





                                                                 Exhibit "99.2"
                                                              Page 2 of 9 Pages





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         4.2      Consents. The Buyer and the Seller will have received
                  required written consents to the terms and conditions of this Agreement from the holders of the Buyer's 14 1/8% Senior Secured Discount Notes (the "Discount Noteholders"), Bank One, Texas, N.A., and any other necessary parties.

         4.3 No Actions. No actions will have been taken or threatened to prevent any party from entering into of this Agreement, performing this Agreement or seeking other relief as a result of this Agreement.

         4.4 Discount Noteholders. The Discount Noteholders and the Gothic Parties will have executed and delivered the instruments necessary to evidence the agreement of the Discount Noteholders to convert all of the notes held by the Discount Noteholders into equity of the Buyer.

         4.5 Additional Documents. The Gothic Parties and the CEC Parties will have each executed and delivered to the other parties such additional documents and instruments as might be reasonably requested by the Buyer or the Seller to consummate this Agreement.

         4.6 JIB Payments. The Gothic Parties and the CEC Parties will have each paid current all joint interest billings owing to the parties as required by the Joint Operating Agreements attached to the Participation Agreement.

5. Closing. Unless extended in writing by the Seller, the transactions contemplated by this Agreement will be consummated on the date (the "Closing Date") which is two (2) business days after the date all of the conditions under paragraph 3 of this Agreement have been satisfied in full or waived in writing by the Buyer and the Seller.

         5.1 Seller's Deliveries. Subject to the terms and conditions of this Agreement and the performance of the Buyer's obligations under paragraph 4.2 of this Agreement, on the Closing Date the Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

                  5.1.1 Option. The Option and the Amendment Documents (as hereinafter defined);


                  5.1.2 Evidence of Authority. Such resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to the Seller as might be reasonably requested by the Buyer;

                  5.1.3 Additional Documents. Such additional documents as might be reasonably requested by Gothic to consummate this Agreement.






                                                                 Exhibit "99.2"
                                                              Page 3 of 9 Pages





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         5.2      Buyer's Deliveries. On the Closing Date, the Buyer will
                  deliver or cause to be delivered to the Seller the following items (all documents will be duly executed and acknowledged where required):

                  5.2.1 Purchase Consideration. The Gothic Parties will have each executed and delivered to the Seller the Second Amendment to Participation Agreement in the form of Schedule "4.2.1" attached hereto as a part hereof and the other documents contemplated thereby (the "Amendment Documents"), the Operator Documents and any other documents required to evidence the Purchase Consideration;

                  5.2.2 Evidence of Authority. Such corporate resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to each of the Gothic Parties as might be reasonably requested by the Seller;

                  5.2.3 Additional Documents. Such additional documents as might be reasonably requested by the Seller to consummate this Agreement.

6. Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer that:

         5.1 Title. The Seller has good and valid title to the GEC Securities, free and clear of all liens, claims and encumbrances.

         5.2 Authority and Reliance. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the Amendment Documents, the Operator Documents and the Option Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to issue the Option as contemplated hereby.

         5.3 Consents. No consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by the Seller of this Agreement.

         5.4 Litigation. There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best knowledge of the Seller, threatened to which any of the CEC Parties is or would be a party which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or the Seller's granting of the Option or questions the legality or validity of any such transactions or seeks to recover damages or obtain other relief in connection with any such transactions.






                                                                 Exhibit "99.2"
                                                              Page 4 of 9 Pages





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7.       Buyer Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

         7.1 Authority and Reliance. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the Amendment Documents, the Operator Documents and the Option Agreement and has all requisite corporate power, authority and legal right to enter into, execute, deliver and perform this Agreement, the Amendment Documents, the Operator Documents and the Option Agreement. The Buyer further represents and warrants that, in purchasing the Option, the Buyer has relied upon independent investigations made by the Buyer or the Buyer's representatives, that the Buyer has had sufficient opportunities to make inquiries of the Seller and that the Buyer and such representatives have been given the opportunity to examine all documents concerning the terms and conditions of the Option. The Buyer represents and warrants that the Buyer is experienced in the oil and gas business, has knowledge and experience in business and financial matters and is competent to evaluate the value of the Option and the benefits and risks relating to the purchase of the Option and the Buyer has determined that the consideration being given by the Buyer is the fair value equivalent of the consideration being received by the Buyer for the granting of the Option.

         7.2 Consents. The Buyer has obtained and provided to the Seller all consents, approvals or waivers necessary or appropriate for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby. No other authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange is required in connection with the execution, delivery or performance by the Gothic Parties of this Agreement.

         7.3 Litigation. There is no action, suit, investigation or proceeding, governmental or otherwise, pending or, to the best knowledge of the Buyer, threatened to which any of the Gothic Parties is or would be a party which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement or the Buyer's purchase of the Option or questions the legality or validity of any such transactions or seeks to recover damages or obtain other relief in connection with any such transactions.

8. Default; Failure of Conditions. In the event either party fails to perform such party's obligations hereunder (except as excused by another party's default) (the "Defaulting Party") such failure will constitute an event of default under this Agreement and the other party (the "Other Party") will have the right to exercise any and all remedies available at law or in equity unless such default is waived by the Other Party or cured by the Defaulting Party within five (5) business days after receipt of notice of such default. The remedies provided by this Agreement are cumulative and will not exclude any other remedy to which the Other Party might be entitled under this Agreement or applicable law. In the event the Other Party elects to selectively and successfully enforce the




                                                                 Exhibit "99.2"
                                                              Page 5 of 9 Pages





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Other Party's rights under this Agreement, such action will not be deemed a waiver or discharge of any other remedy. During the pendency of any default or disputes, this Agreement will be deemed to be in full force. Notwithstanding anything herein to the contrary, on the occurrence of a default or other breach of this Agreement by the Buyer, the Seller may terminate the Option and the Option Agreement in the sole and absolute discretion of the Seller.


9. Standstill. Each of the parties irrevocably agree that the negotiation, preparation, execution and delivery of this Agreement and any preliminary discussions with any person regarding this Agreement, the Option or any similar transaction will not and did not violate any standstill, nonsolicitation or similar agreement including, without implied limitation, paragraph 5.4 of the Securities Purchase Agreement among the Buyer, Chesapeake Acquisition Corporation and Chesapeake Gothic Corp. dated March 31, 1998 (the "Securities Purchase Agreement"), and relating to the purchase of the GEC Securities by affiliates of the Seller. The Buyer hereby releases, acquits and forever discharges the CEC Parties and the CEC Parties' directors, officers, shareholders, partners, members, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliates and such parties' respective successors and assigns from any and all claims, whether asserted or assertable, known or unknown, and all actions, debts, suits, causes of action, both at law and in equity, demands, defenses, offsets, liabilities, losses, obligations or damages directly or indirectly related to any violation or alleged violation of the Securities Purchase Agreement arising out of any action, inaction, contact, discussions or matter prior to the date of this Agreement including, without implied limitation, any violation or alleged violation of any standstill or confidentiality agreement set forth in the Securities Purchase Agreement or otherwise.

10. Deferral of Operations Turnovers. Notwithstanding anything to the contrary in this Agreement or in the Participation Agreement, during the Condition Satisfaction Period, the Seller will not be required to turnover operations on any wells located in the areas described in paragraph 2.1 of this Agreement including, without limitation, the Della 1-9 well.

11.      Miscellaneous. It is further agreed as follows:


         11.1     Time. Time is of the essence of this Agreement.


         11.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third
                  (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:








                                                                 Exhibit "99.2"
                                                              Page 6 of 9 Pages





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         To the Buyer:         Gothic Energy Corporation
                               6120 South Yale Avenue, Suite 1200
                               Tulsa, Oklahoma 74136
                               Attn: Michael K. Paulk
                               Telephone (918) 749-5666
                               Fax No. (918) 749-5882

         With a copy to:       Pray, Walker, Jackman, Williamson & Marlar
                               900 OneOk Plaza
                               100 West 5th Street
                               Tulsa, Oklahoma 74103-4218
                               Attn: Ira L. Edwards, Jr.
                               Telephone (918) 581-5500
                               Fax No. (918) 581-5599


         To the Seller:        Chesapeake Energy Corporation
                               6100 North Western Avenue
                               Oklahoma City, Oklahoma 73118
                               Attn: Aubrey K. McClendon
                               Telephone (405) 879-9226
                               Fax No. (405) 848-8588

         With a copy to:       Self, Giddens & Lees, Inc.
                               2725 Oklahoma Tower
                               210 Park Avenue
                               Oklahoma City, Oklahoma 73102
                               Attn:  Ray Lees
                               Telephone (405) 232-3001
                               Fax:     (405) 232-5553

         11.3 Press Release. Except to the extent required by applicable disclosure requirements, all press releases relating to this Agreement and the transactions contemplated by this Agreement will be approved by the Buyer and the Seller prior to dissemination.

         11.4 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma and will be deemed for such purposes to have been made, executed and performed in Oklahoma County, Oklahoma. All claims, disputes and other matters in question arising out of or relating to this Agreement will be decided by proceedings instituted and litigated in the District Court of Oklahoma County, Oklahoma, or the United States District Court for the Western District of Oklahoma.





                                                                 Exhibit "99.2"
                                                              Page 7 of 9 Pages





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         11.5     Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

         11.6 No Oral Agreements. There are no unwritten oral agreements, understandings, warranties or representations with respect to the subject matter of this Agreement.

         11.7 Assignment. It is agreed that neither party may assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other party to this Agreement.

         11.8 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         11.9 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to cause such provision to be legal, valid and enforceable.

         11.10 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

         11.11 Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other's default hereunder must be in writing and will not operate as a waiver of performance of any other obligation or term of this Agreement or constitute a future waiver of the same obligation or a waiver of any future default.

                  IN WITNESS WHEREOF, the Seller and the Buyer have executed this Agreement as of the date first above written.

                             GOTHIC ENERGY CORPORATION, an Oklahoma corporation


                             By /s/ Michael K. Paulk
                                -----------------------------------------------
                                Michael K. Paulk, President




                                                                 Exhibit "99.2"
                                                              Page 8 of 9 Pages





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                  GOTHIC PRODUCTION COMPANY, an Oklahoma corporation


                  By /s/ Michael K. Paulk
                     ------------------------------------------
                     Michael K. Paulk, President

                  (jointly and severally referred to herein as the "Buyer")

                  CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, an Oklahoma limited partnership

                          By: Chesapeake Operating, Inc.,
                              General Partner


                          By /s/ Aubrey K. McClendon
                             ----------------------------------
                             Aubrey K. McClendon,
                             Chief Executive Officer

                          (the "Seller")




                                                                 Exhibit "99.2"
                                                              Page 9 of 9 Pages